DayStar Technologies Reports Inducement Grant to CEO Magnus Ryde Under Nasdaq Marketplace Rule 5635

Santa Clara, CA, February 17, 2010 - DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology, announced that on February 15, 2010, the Compensation Committee of its Board of Directors granted an inducement option grant to Mr. Magnus Ryde as a part of his employment compensation. This press release is being made pursuant to NASDAQ listing Rule 5635(c)(4) related to inducement grants. DayStar announced on February 16, 2010 that Magnus Ryde has been appointed chief executive officer and director of the company's board of directors. Mr. Ryde formerly served as President of TSMC-USA, Taiwan Semiconductor Manufacturing Company's United States' operations. He also held numerous senior executive positions during his 18 year tenure at KLA-Tencor, the world's leading supplier of process control and yield management solutions for the semiconductor and related industries, including Vice President of Worldwide Field Operations, manufacturing manager, product marketing manager, KLA Europe Director, and VP of Corporate Sales. He is a graduate of Linkoping University of Sweden and received his Industrial Engineering MS degree from Stanford University.

DayStar has today filed a Form 8-K related to the employment of Mr. Ryde. Please refer to that filing for a full description of the related employment agreement and stock option. The Compensation Committee of the Company's Board of Directors and the full Board of Directors approved the issuance of an inducement option to purchase up to 5,000,000 shares of the Company's common stock to Mr. Ryde, the Company's new Chief Executive Officer.  The exercise price of this option is equal to the fair market value of the Company's common stock on February 16, 2010 ($0.40). Options to purchase 1,500,000 shares are vested immediately upon grant, options to purchase an additional 2,000,000 shares of common stock will vest if the Company consummates a capital raise of at least $20 million and options to purchase an additional 1,500,000 shares of common stock will vest on December 31, 2010.  These options must be vested prior to exercise, and expire after a term of ten years from the date of grant.  These options were granted as an inducement material to Mr. Ryde's employment in accordance NASDAQ listing Rule 5635(c)(4). "On behalf of the DayStar board of directors, I'd like reiterate that we believe Magnus Ryde is uniquely qualified to lead DayStar. We believe that the incentive compensation package for Magnus aligns well with the interests of all shareholders and stakeholders," said DayStar chairman, Peter Lacey.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of solar photovoltaic products based upon CIGS thin film deposition technology. For more information, visit the DayStar website at www.daystartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release regarding DayStar's business that are not historical facts may be considered "forward-looking statements." The forward-looking statements in this news release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different. Forward-looking statements are based on management's current preliminary expectations and are subject to risks and uncertainties, which may cause DayStar's results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties are detailed in DayStar's annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended September 30, 2009, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. DayStar undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

DayStar Technologies, Inc.

Patrick J. Forkin III

Sr. Vice President - Corporate Development

408/907.4633

investor@daystartech.com